Exhibit 4.5

SUPPLEMENTAL LETTER

To:	DryShips Inc.
Trust Company Complex
Ajeltake Road
Ajeltake Island
Majuro
The Marshall Islands MH 96960

From:	HSH Nordbank AG
Gerhart-Hauptmann-Platz 50
D-20095 Hamburg
Germany

Dear Sirs

15 May 2006

1.	Background.

(A)	By a loan agreement (the “Senior Loan Agreement”) dated 31 March 2006 and made between (i) DryShips Inc. as borrower (the “Borrower”), (ii) the banks and financial institutions listed therein as lenders (the “Senior Lenders”), (iii) the banks and financial institutions listed therein as swap banks, (iv) ourselves as agent, lead arranger, lead bookrunner and security trustee, (v) ourselves and The Governor and Company of the Bank of Scotland (“BOS”) as joint underwriters and (vi) BOS as joint bookrunner, it was agreed that the Senior Lenders would make available to the Borrower a term loan and short-term credit facilities of up to US$518,750,000 (the “Senior Loan”) in agreement.

(B)	By a loan agreement (the “Junior Loan Agreement”) dated 31 March 2006 and made between (i) the Borrower, (ii) the banks and financial institutions listed therein as lenders (the “Junior Lenders” and together with the Senior Lenders, the “Lenders”), (iii) the banks and financial institutions listed therein as swap banks, (iv) ourselves as agent, lead arranger, lead bookrunner and security trustee and (v) BOS as joint bookrunner it was agreed that the Junior Lenders would make available to the borrower a term loan and short-term credit facilities of up to US$110,000,000 (the “Junior Loan”) in aggregate.

(c)	The Borrower has requested to drawdown an amount of US$26,512,500 representing 79.38 per cent. of the Market Value of the vessel “ATACAMA” (tbr “MAGANARI”) (the “Ship”) to part-finance the acquisition of the Ship, which is one of the Additional Ships referred to in each of the Senior Loan Agreement and the Junior Loan Agreement (together, the “Loan Agreements” and each a “Loan Agreement”). Under the terms of the Loan Agreements the amount of the Additional Advances which may be made available under the Loan Agreements to finance the acquisition of an Additional Ship may not exceed 75 per cent. of the Market Value of that Additional Ship.

Words and expressions defined in the Loan Agreements shall have the same meanings when used in this Letter unless otherwise defined or unless the context otherwise requires.

2.	Agreement and Amendments to the Senior Loan Agreement and the Junior Loan Agreement. Subject to the satisfaction of the conditions of this Letter and your agreement to repay the Additional Advances which shall be used to finance the Additional Ship in the manner referred to in the Schedule to this Letter, we (in our capacity as Agent for the Lenders) agree to give our consent to your request. We also hereby confirm and agree that the terms of Clauses 8.1(a)(ii) and 8.1(b) of each Loan Agreement (dealing with the Repayment Instalments and Balloon Instalments of the Additional Advances), shall not apply to each Additional Advance in respect of the Ship and each such Additional Advance shall be repaid in accordance with the Schedule to this Letter. Clauses 8.l(a)(ii) and 8.l(b) of each Loan Agreement shall, as they relate to the Repayment Instalments and Balloon Instalments and the Balloon lnstalment for each Additional Advance in respect of that Ship, be read and construed accordingly.

3.	Representations and Warranties. The Borrower hereby represents and warrants to the Lenders that:

(a)	the representations and warranties contained in each Loan Agreement are true and correct on the date of this Letter as if all references therein to “this Agreement” were references to each of the Senior Loan Agreement and the Junior Loan Agreement as supplemented by this Letter; and

(b)	this Letter comprises the legal, valid and binding obligations of the Borrower enforceable in accordance with its terms.

4.	Conditions. Our agreement contained in paragraph 2 of this Letter shall be expressly subject to the condition that each Additional Advance in respect of the Ship will be repaid in the form set out in the Schedule hereto and that we shall have received in form and substance as may be approved or required by us on or before the signature hereof:

(a)	copies of resolutions passed at a meeting of the board of directors of the Borrower evidencing approval of this Letter and authorising appropriate officers or attorneys to execute the same;

(b)	the original of any power of attorney issued in favour of any person executing this Letter on behalf of the Borrower; and

(c)	copies of all governmental and other consents, licences, approvals and authorisations as may be necessary to authorise the performance by the Borrower of its obligations under this Letter and the execution validity and enforceability of this Letter.

5.	Senior Loan Agreement, Junior Loan Agreement and Finance Documents. The Borrower hereby agrees with the Lenders that the provisions of each Loan Agreement and the Finance Documents shall be and are hereby re-affirmed and remain in full force and effect.

6.	Notices. Clause 28 (Notices) of each Loan Agreement shall extend and apply to this Letter as if the same were (mutatis mutandis) herein expressly set forth.

7.	Governing Law. This Letter shall be governed by and construed in accordance with English law and Clause 30 (Law and Jurisdiction) of each Loan Agreement shall extend and apply to this Letter as if the same were (mutatis mutandis) herein expressly set Forth.

Please confirm your acceptance to the foregoing terms and conditions by signing the acceptance at the foot of this letter.

Yours faithfully

George Paleokrassas
for and on behalf of
HSH NORDBANK AG

Accepted and agreed

Eugenia Papapontikou
for and on behalf of
DRYSHIPS INC.

Dated 15 May 2006

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